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                                                                   EXHIBIT 21(1)

                           Virtual Communities, Inc.

                                  Subsidiary:

VCI Ventures Corp. (Formerly Virtual Communities, Inc.), a Delaware Corporation

                      Subsidiaries of VCI Ventures Corp.:

VCI Communities Solutions, Inc., a Delaware Corporation

Virtual Communities Israel Ltd., a company registered under the laws of the State of Israel

VCI Internet Properties Ltd., a company registered under the laws of the State of Israel